As filed with the Securities and Exchange Commission on May 30, 1996

                                           Registration No. 33-

	SECURITIES AND EXCHANGE COMMISSION
	Washington, DC  20549

	FORM S-8
	Registration Statement
	 under
	The Securities Act of 1933


	              QUAD SYSTEMS CORPORATION
	(Exact name of issuer as specified in its charter)



            Delaware                	               23-2180139
(State or other jurisdiction of	      (I.R.S. Employer Identification No.)
 incorporation or organization)


Two Electronic Drive
Horsham, Pennsylvania                   			   19044
(Address of principal executive offices)		       Zip Code


	Quad Systems Corporation 1993 Stock Option Plan
	(Full title of the plan)

	David W. Smith
	President
	Quad Systems Corporation
	Two Electronic Drive
	  Horsham, Pennsylvania 19044
			     (Name and address of agent for service)


	                     (215) 657-6202
	(Telephone number, including area code, of agent for service)


	Copy to:

	Raymond D. Agran, Esquire
	Ballard Spahr Andrews & Ingersoll
	1735 Market Street
	 51st Floor
	Philadelphia, Pennsylvania  19103-7599
	(215) 665-8500




	CALCULATION OF ADDITIONAL REGISTRATION FEE


					                            	Proposed  	Proposed
	 	        	         	Additional 	maximum   	maximum   	Amount of
			                  	Amount	    	offering	 	aggregate 	Additional
Title of securities			to be	     	price per 	offering	 	Registration
to be registered		   	register    share (1) 	price	    	Fee

Common Stock, $.03	  	300,000(2)	  $9.00   	$2,700,000	  $931.03
  par value

(1)	Calculated pursuant to Rule 457(h) and Rule 457(c) under the Securities
Act of 1933, based upon the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on May 28, 1996.

(2)	This Registration Statement also relates to 600,000 shares of Common Stock,
$.03 per value, previously registered pursuant to a Registration Statement on
Form S-8 and filed with the Securities and Exchange Commission (Registration
No. 33-71590 ) with respect to the Quad Systems Corporation 1993 Stock Option
Plan (the "Plan").  The current filing is being made to reflect an increase of
300,000 shares in the number of shares issuable under the Plan.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration
Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments



	PART II

	INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	  Incorporation of Documents by Reference.

	  The following documents filed by Quad Systems Corporation (the "Registrant") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated into this registration statement by reference:

1. 	The Registrant's Annual Report on Form 10-K, for the
year ended September 24, 1995.

2. 	The Registrant's Quarterly Report on Form 10-Q for the
quarter ended March 24, 1996.

3. 	The description of the Registrant's shares of Common
Stock, par value $.03 per share (the "Common Stock"), contained in the Registration Statement filed by the Registrant to register such securities under the Securities Exchange Act of 1934, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

	 All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	  Description of Securities.

	  Not applicable.

Item 5.	  Interests of Named Experts and Counsel.

	  Not applicable.



Item 6.	  Indemnification of Directors and Officers.

	  Under Section 145 of the General Corporation Law of the State of Delaware, as amended, the Registrant has the power to indemnify directors and officers under prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer of the Registrant if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

	Article VII of the Company's Certificate of Incorporation, as amended, provides indemnification to directors and officers of the Registrant against all expenses, liability and loss incurred as a result of such person's being a party to, or threatened to be made a party to, any action, suit or proceeding by reason of the fact that he or she is or was a director of officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another enterprise, to the fullest extent authorized by the General Corporation Law of the State of Delaware.
 Article VII of the Certificate of Incorporation further permits the Registrant to maintain insurance, at its expense, to protect itself and any such director or officer of the Registrant or another enterprise against any such expenses, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expenses, liability or loss under the General Corporation Law of the State of Delaware. Amendments, repeals or modifications of
Article VII can only be prospective and such changes require the affirmative vote of not less than three-fourths of the outstanding shares of stock of the Registrant entitled to vote in elections of directors.

	Article VII of the Registrant's By-laws generally permits indemnification of directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware.

	The Registrant also has purchased directors' and officers' liability insurance.

Item 7.	  Exemption from Registration Claimed.

	  None.

Item 8.	  Exhibits.

	The following Exhibits are filed as part of this Registration Statement:

	4.1  	Quad Systems Corporation 1993 Stock Option Plan, as amended.

	5    	Opinion of Ballard Spahr Andrews & Ingersoll

	24.1 	Consent of Ernst & Young LLP, independent auditors

	24.2 	Consent of Ballard Spahr Andrews & Ingersoll (contained in Exhibit 5)

	25   	Power of Attorney (contained on signature page in Part II of
	     	the Registration Statement)

Item 9.	  Undertakings.

	(a)  The undersigned Registrant hereby undertakes:

	 1.	To file, during any period in which offers or sales are
being made, a post-effective amendment to this registration statement:


   			(i)	To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

		    (ii)	To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered
(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

		   (iii)	To include any material information with respect
to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;provided, however, that paragraphs (a)(l)(i)
 and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934 that are incorporated by reference in the registration statement.

	 2.	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	 3.	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b)	The undersigned registrant hereby undertakes that, for
purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(h)	Insofar as indemnification for liabilities arising under the
Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



SIGNATURES AND POWER OF ATTORNEY

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham, Pennsylvania on May 30, 1996.

					QUAD SYSTEMS CORPORATION



					By:  \s\ David W. Smith
					    David W. Smith, President

	KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David W. Smith, Anthony R.
Drury and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature              Title                         Date


\s\ David W. Smith   	President and Director      May 30, 1996
David W. Smith     (Principal Executive Officer)


\s\James R. Bergman  	Director                    May 30, 1996
James R. Bergman


\s\ Robert P. Pinkas 	Director                    May 30, 1996
Robert P. Pinkas


\s\ Lorin J. Randall 	Director                    May 30, 1996
Lorin J. Randall


\s\ David H. Young   	Director                    May 30, 1996
David H. Young


\s\ Anthony R. Drury 	Senior Vice President,      May 30, 1996
Anthony R. Drury     	Finance and Chief
		                   	Financial Officer
		                   	(Principal Financial
		                   	and Accounting 	Officer)


	QUAD SYSTEMS CORPORATION

	REGISTRATION STATEMENT ON FORM S-8

	EXHIBIT INDEX
Exhibit No.								                                           	Page

	4.1	   	Quad Systems Corporation
		      	1993 Stock Option Plan, as amended		                   10
	5	     	Opinion of Ballard Spahr Andrews & Ingersoll	         	33
	24.1	  	Consent of Ernst & Young LLP, independent auditor     	35
	24.2	  	Consent of Ballard Spahr Andrews & Ingersoll
		      	(contained in Exhibit 5)
	25	    	Power of Attorney (contained on signature page in Part II of
		      	the Registration Statement)



									Exhibit 24.1

	CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Quad Systems Corporation Amended and Restated 1993 Stock Option Plan of our report dated November 2, 1995, with respect to the consolidated financial statements and schedule of Quad Systems Corporation included in its Annual Report (Form 10-K) for the year ended September 24, 1995, filed with the Securities and Exchange Commission.


                                              									ERNST & YOUNG LLP




Philadelphia, Pennsylvania
May 29, 1996